Exhibit 99.1

Biostage Appoints Ron Packard to Board of Directors

HOLLISTON, Mass., April 10, 2023 / GlobeNewswire/ — Biostage, Inc. (OTCQB: BSTG) (“Biostage” or the “Company”), a cell-therapy biotechnology company with successful first-in-human experience in treating esophageal cancer and FDA approval to commence a clinical trial of the Biostage Esophageal Implant, today announced the appointment of Ron Packard as an independent director to its Board of Directors, adding strength in the areas of business innovation, strategy and finance.

Ron Packard is the CEO and Founder of Pansophic Learning, a global technology-based education company. Packard is a well-known educator, entrepreneur and visionary as well as the author of the highly regarded and reviewed book Education Transformation. Packard was previously the long time CEO and Founder of K12 Inc. He oversaw the growth of K12 from just an idea to almost one billion in revenue, making it one of the largest education companies in the world. During his tenure, revenue compounded at nearly 80% and he led the company through its IPO on the NYSE.

Before K12, Packard was the Vice President of Knowledge Universe and CEO of Knowledge Schools, one of the nation’s largest early childhood education companies. He was also instrumental in the successful investments in Learn Now, Children’s School USA, Leapfrog, TEC, and Children’s Discovery Center. Packard also worked for McKinsey & Company where he specialized in Biotechnology and Semiconductors. He previously worked for Goldman Sachs in mergers and acquisitions.

Packard has received the Education Industry Association’s James P. Boyle Entrepreneurial Leadership Award, as well as the Ernest & Young Entrepreneur of the Year Award in the IT Services & Solutions category in Greater Washington. The University of Chicago’s Booth School of Business named him a Distinguished Alumni, and he also received an Outstanding Leadership Award from the United States Distance Learning Association. He sits on the Digital Learning Council. Packard previously served on the Department of Defense’s Education Advisory Committee. He holds a B.A. from the University of California at Berkeley and an M.B.A. from the University of Chicago, both with honors. He has also earned the C.F.A designation.

“We are pleased to welcome Ron Packard to the Biostage Board,” said Jerry He, chairman of Biostage. “Ron’s deep business and financial experience will be instrumental in helping the company to pursue the mission to serve the potential unmet patient needs. His appointment will be invaluable to Biostage at a time of significant opportunity and growth.”

Mr. Packard commented, “I am very pleased to be joining the Board of Directors for Biostage at this exciting stage of its clinical development. Biostage is developing promising novel cell therapies with the potential to change the lives of patients with significant unmet needs. I look forward to helping Biostage reach its financial and strategic objectives.”

About Biostage

We are a clinical-stage biotechnology company developing regenerative-medicine treatments for disorders of the gastro-intestinal system and the airway resulting from cancer, trauma or birth defects. Our technology is based on our proprietary cell-therapy platform that uses a patient’s own stem cells to regenerate and restore function to damaged organs. We believe that our technology represents a next-generation solution for restoring organ function because it allows the patient to regenerate their own organ, thus eliminating the need for human donor or animal transplants, the sacrifice of another of the patient’s own organs or permanent artificial implants.

We conducted the world’s first successful regeneration of the esophagus in a patient with esophageal cancer in August 2017. This surgery was performed by Dr. Dennis Wigle, Chair of Thoracic Surgery at the Mayo Clinic. The results were published in the Journal of Thoracic Oncology Clinical and Research Reports in August 2021. The procedure demonstrated that our technology was able to successfully regenerate esophageal tissue, including the mucosal lining, to restore the integrity, continuity and functionality of the esophageal tube.

Biostage has 12 issued U.S. patents, 2 issued in China and 2 orphan-drug designations by the FDA which can provide seven years of market exclusivity in addition to any exclusivity granted by patents.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements in this press release include, but are not limited to, statements relating to the clinical trial design and costs; CRO contracts, terms and conditions; the capabilities and performance of our products and product candidates, including as to the Biostage Tissue Patch and our other product candidates; our capital raising plans and expectations, including uplifting to NASDAQ; development expectations and regulatory approval of any of the Company’s products, including those utilizing its Biostage Esophageal Implant or Biostage Tissue Patch technologies, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; and success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company’s products, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company’s inability to obtain needed funds in the immediate future; the Company’s ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact

Joseph Damasio

Chief Financial Officer

774-233-7300

jdamasio@biostage.com

SOURCE Biostage, Inc.